Exhibit 10.1
FIFTH AMENDMENT TO LEASE
     FIFTH AMENDMENT TO LEASE dated as of this 2nd day of October, 2008 by and between MORTIMER B. ZUCKERMAN AND EDWARD H. LINDE, AS TRUSTEES OF TRACER LANE TRUST II, under Declaration of Trust dated May 30, 2000 recorded with the Middlesex South District Registry of Deeds in Book 31451, Page 498, but not individually (“Landlord”) and UNICA CORPORATION, a Delaware corporation (as successor by merger to Unica Corporation, a Massachusetts corporation, “Tenant”).
RECITALS
     By Lease dated December 20, 2002 (the “Original Lease”) Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 26,460 square feet of rentable floor area (referred to in the Original Lease as the “Rentable Floor Area of the Premises” and hereinafter sometimes referred to as the “Rentable Floor Area of the Initial Premises”) on the second (2nd) floor of the building (the “Building”) known as and numbered 170 Tracer Lane, Waltham, Massachusetts (referred to in the Original Lease as the “Premises” and hereinafter sometimes referred to as the “Initial Premises”).
     By letter dated December 20, 2002 (the “December 2002 Letter”), Landlord and Tenant agreed upon signage rights to be provided to Tenant under certain circumstances.
     By First Amendment to Lease dated December 23, 2003 (the “First Amendment”), Landlord and Tenant increased the size of the Premises by adding thereto 13,734 square feet of rentable floor area (the “Rentable Floor Area of the First Additional Premises”) located on the first (1st) floor of the Building, which space is shown as Exhibit A attached to such First Amendment (the “First Additional Premises”).
     By Second Amendment to Lease dated October 14, 2004 (the “Second Amendment”), Landlord and Tenant increased the size of the Premises by adding thereto 4,679 square feet of rentable floor area (the “Rentable Floor Area of the Second Additional Premises”) located on the first (1st) floor of the Building, which space is shown as Exhibit A attached to such Second Amendment.
     By Third Amendment to Lease dated December 30, 2004 (the “Third Amendment”), Landlord and Tenant (i) extended the Term of the Lease for one (1) year upon the terms set forth in such Third Amendment and (ii) increased the size of the Premises by adding thereto 26,570 square feet of rentable floor area (the “Rentable Floor Area of the Third Additional Premises”) located on the third (3rd) floor of the Building, which space is shown as Exhibit A attached to such Third Amendment.
     By Fourth Amendment to Lease dated February 12, 2007 (the “Fourth Amendment”), Landlord and Tenant increased the size of the Premises by adding thereto 1,815 square feet of rentable floor area (the “Rentable Floor Area of the Fourth Additional Premises”) located on the first (1st) floor of the Building, which space is shown on Exhibit A attached to such Fourth Amendment.

Landlord and Tenant have agreed to extend the Term of the Lease for one (1) period of one (1) year upon all of the same terms and conditions set forth in the Lease except as set forth in this Fifth Amendment to Lease (the “Fifth Amendment”).
Landlord and Tenant are entering into this instrument to set forth said extension of the Term of the Lease and to amend the Lease.
     NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:
1.	The Term of the Lease, which but for this Fifth Amendment is scheduled to expire on April 30, 2009, is hereby extended for one (1) period of one (1) year commencing on May 1, 2009 and expiring on April 30, 2010 (the “Second Extended Term”), unless sooner terminated in accordance with the provisions of the Lease, upon all the same terms and conditions contained in the Lease as herein amended.

2.	Landlord and Tenant acknowledge and agree that the extension option contained in Section 2.4.1 of the Lease shall be deleted in its entirety and Tenant shall have no further option to extend the Term upon the expiration of the Second Extended Term.

3.	(A) Annual Fixed Rent for the Premises shall continue to be payable for the period prior to the Second Extended Term as set forth in the Lease as amended.
(B) During the Second Extended Term, being the period commencing on May 1, 2009 and expiring on April 30, 2010, Annual Fixed Rent for the Premises shall be payable at the rate of $2,344,256 (being the product of (x) $32.00 and (y) the Rentable Floor Area of the Premises (being 73,258 square feet)).
4.	(A) For purposes of calculating Tenant’s payments for operating expenses pursuant to Section 2.6 of the Lease for that portion of the Lease Term prior to May 1, 2009, the definition of “Base Operating Expenses” contained in Section 2.6 of the Lease shall be unchanged. For that portion of the Lease Term on and after May 1, 2009, for such purposes, the definition of “Base Operating Expenses” shall be deleted in its entirety and substituted with the following:
“Base Operating Expenses” means Landlord’s Operating Expenses (as hereinafter defined in Section 2.6) for calendar year 2009, being the period from January 1, 2009 through December 31, 2009.
(B) For purposes of calculating Tenant’s payments for real estate taxes pursuant to Section 2.7 of the Lease, for that portion of the Lease Term prior to May 1, 2009 the definition of “Base Taxes” contained in Section 2.7 of the Lease shall be unchanged. For that portion of the Lease Term on and after the May 1, 2009, for such purposes, the definition of “Base Taxes” shall be deleted in its entirety and substituted with the following:
“Base Taxes” means Landlord’s Tax Expenses (as hereinabove defined in Section 2.7) for fiscal tax year 2010 (being the period from July 1, 2009 and through June 30, 2010).
5.	In no event shall Tenant have the right to terminate or cancel the Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or warranties or promises under the Lease, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. Further, the Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

6.	As an inducement to Landlord to enter into this Fifth Amendment, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of the Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 7.1 of the Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Section 5.7 of the Lease, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of the Lease.

7.	Landlord and Tenant acknowledge and agree that Section 2.1.1 of the Lease (Tenant’s Right of First Offer), Section 7(B) of the Second Amendment (Tenant Allowance) and Section 5(G) of the Third Amendment (Tenant Allowance) shall be deleted in their entirety and of no further force and effect as Landlord has fulfilled its obligations thereunder.

8.	A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Fifth Amendment other than Cushman & Wakefield, Inc. (the “Broker”) and in the event any claim is made against Landlord relative to dealings by Tenant with brokers, including the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.
(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Fifth Amendment other than the Broker and in the event any claim is made against Tenant relative to dealings by Landlord with brokers, other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.
9.	Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Original Lease.

10.	Except as herein amended the Lease shall remain unchanged and in full force and effect. From and after the effective date of this Fifth Amendment, all references to the “Lease” shall be deemed to be references to the Original Lease as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and as herein amended.
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     EXECUTED as a sealed instrument as of the date and year first above written.

WITNESS:		LANDLORD:

/s/ David C. Provost

DAVID C. PROVOST, FOR THE
TRUSTEES OF TRACER LANE
TRUST II PURSUANT TO WRITTEN
DELEGATION BUT NOT
INDIVIDUALLY

WITNESS:		TENANT:

UNICA CORPORATION

By:	/s/ Eric J Smith	By:	/s/ Yuchun Lee

Name:	ERIC J SMITH	Name:	Yuchun Lee
/s/
Title:	Director, Real Estate	Title:	CHIEF OPERATING OFFICER
HEREUNTO DULY AUTHORIZED

		By:	/s/ Jason W. Joseph

		Name:	Jason W. Joseph
		Title:	SECRETARY
HEREUNTO DULY AUTHORIZED

(CORPORATE SEAL)